Exhibit 99.1

Versartis Announces Confirmatory 18-Month Data from Ongoing Extension Study of Somavaratan in GHD Children

Late-Breaking Data Show 3.5 mg/kg Twice-Monthly Dosing Increased Mean Peak IGF-I SDS and Stabilized 12 to 18 Month Mean Height Velocity While Maintaining Safety Profile

Menlo Park, Calif., September, 18, 2015 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced additional data from its ongoing Extension Study of somavaratan in pre-pubertal GHD children.

The complete 18-month data will be presented at a late-breaker poster presentation at the upcoming 54th Annual Meeting of the European Society for Paediatric Endocrinology (ESPE) taking place in Barcelona, Spain on October 3, 2015.

Highlights from Abstract of Poster Presentation

o	Increasing the twice-monthly dose of somavaratan from 2.5 mg/kg to 3.5 mg/kg increased mean peak IGF-I SDS from −0.30 ± 1.2 to 0.32 ± 1.6.
o	Mean height velocity (HV) was 7.9 ± 2.1 and 8.5 ± 2.1 cm/year for 5 mg/kg monthly and 2.5 mg/kg twice-monthly dosing after 12 months, respectively.
o	Upon switching to the 3.5 mg/kg twice-monthly dose the mean (annualized) 12-18 month HV was 8.1 ± 2.4 and 8.3 ± 1.8 cm/year for each dose group, respectively.
o

The Extension Study continued to show that somavaratan is well tolerated and that the safety profile at the 3.5 mg/kg Phase 3 dose is comparable to daily growth hormone therapy. More specifically, the number of adverse events declined over the 12 to 18-month period of therapy and there were no unexpected or serious adverse events. The few events noted were mild and transient.

Jay Shepard, Chief Executive Officer, commented, “We are very pleased with the 18-month data released today from our ongoing Extension Study. Somavaratan’s adverse event profile at the Phase 3 dose continues to be comparable to that of daily growth hormone therapy. Additionally, in contrast to the published literature on second year growth rates for daily rhGH that show an approximate 2 cm/yr decrease in mean height velocity, somavaratan’s annualized 18-month mean height velocity has remained stable. The 18-month data from our ongoing Extension Study of somavaratan in pediatric patients provide us with further confidence in the 3.5 mg/kg twice-monthly dosing that we are studying in our VELOCITY Phase 3 trial.”

As part of its ongoing Extension Study, the Company evaluated whether an increase in twice-monthly dosing of somavaratan from 2.5 mg/kg to 3.5 mg/kg would offset the decrease in height velocity in patients during the second year of rhGH treatment, which is commonly seen with

Exhibit 99.1

daily rhGH therapy. The study consisted of 56 subjects who completed 18 months of treatment. Results from the study showed that an increase in the twice-monthly dose from 2.5 mg/kg to 3.5 mg/kg increased mean peak IGF-I SDS from −0.30 ± 1.2 to 0.32 ± 1.6 (paired t-test, P=0.007). The number of peak IGF-I SDS greater than 2.0 for all subjects receiving the 3.5 mg/kg twice-monthly dosing regimen was limited to three individual values. The increased dose demonstrated a stabilized height velocity consistent with the initial 12 months of treatment. The mean height velocity was 7.9 ± 2.1 and 8.5 ± 2.1 cm/year for 5 mg/kg monthly and 2.5 mg/kg twice-monthly dosing, respectively, compared with 8.1 ± 2.4 and 8.3 ± 1.8 cm/year (annualized), respectively, after 18 months (3.5 mg/kg twice-monthly). In addition, adverse events (AE) continued to be mild and transient in nature at the 3.5 mg/kg dose. There were no new or unexpected AE occurrences and injection site discomfort decreased with time on treatment, with only four subjects reporting discomfort after 18 months.

The full abstract is available through the ESPE website at www.espe2015.org.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone for the treatment of growth hormone deficiency (GHD). Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. The Company completed the Phase 2a stage of a Phase 1b/2a trial evaluating weekly, twice-monthly and monthly dosing regimens of somavaratan in children with GHD in June 2014 and initiated a global Phase 3 registration trial, VELOCITY, in GHD children in January 2015. In addition, the Company initiated a Phase 2/3 trial in Japan for children with GHD in April 2015 and a Phase 2 trial, VITAL, evaluating monthly dosing for adults with GHD in September 2015. Additional information on Versartis clinical trials can be found at www.versartistrials.com. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new chemical entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations.  We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31,

Exhibit 99.1

2014, and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2015, which are on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate & Investors:

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors:

Nick Laudico/David Burke

The Ruth Group

(646) 536-7030/7009

nlaudico@theruthgroup.com

dburke@theruthgroup.com

Media:

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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